EXHIBIT 99.1

Qumu Reports Record Quarterly Revenue of $9.6 Million

Quarterly Revenue up 64% Year-Over-Year
$9 Million Annualized Expense Reduction Program Implemented
Reiterate Cash Flow Breakeven During 2016

Conference Call Today at 4:30 p.m. ET

Minneapolis, MN – November 5, 2015 – Qumu Corporation (NASDAQ: QUMU) today reported financial results for the third quarter ended September 30, 2015.

Third quarter revenue was $9.6 million, an increase of 64%, compared to the third quarter 2014. Year-to-date revenue was $24.3 million, an increase of 34%, compared to the same period last year.

Third quarter net loss per share was $(0.79) compared to $(0.33) in the third quarter 2014. Third quarter 2015 results included severance expense of $784,000 or $(0.08) per share, an equipment operating lease loss of $1 million or $(0.11) per share, and a tax benefit of $163,000 or $0.02 per share; and the third quarter 2014 results included a tax benefit of $4.5 million or $0.51 per share. During the third quarter 2015, the Company implemented an expense reduction program that is expected to result in more than $9 million in annualized expense reductions compared to the first nine months of 2015 annualized.

“The third quarter results continue to reflect strong sequential and year-over-year revenue growth,” said Vern Hanzlik, Qumu’s new President and Chief Executive Officer. “I am excited for the opportunity to lead Qumu at this pivotal time in the evolution of the fast growing enterprise video market. I have had the privilege over the past three years to help create the foundation of our winning culture. I am proud of what our employees have accomplished to date and I look forward to increasing Qumu’s leadership advantage in the market. During the quarter we continued to execute our enterprise strategy by providing world class video solutions for the largest companies in the world. We believe we offer the only solution flexible and robust enough to be deployed just as our enterprise customers require, whether on premise, in the cloud or through a hybrid solution. Based on our strong pipeline, we believe video communication and management continues to grow rapidly in all of our target markets.”

“Additionally,” Mr. Hanzlik continued, “we implemented a significant expense reduction program in the third quarter that will allow us to move into next year well positioned to attain our goal of being cash flow breakeven during 2016 without sacrificing our growth objectives.”

Other Quarterly Information

•	Total headcount was 194 as of September 30, 2015 compared to 232 as of June 30, 2015 and 222 as of December 31, 2014.

•
Contracted commitments of $7.5 million for the third quarter of 2015 compared to $6.6 million for the third quarter 2014 and $8.3 million for the second quarter 2015. The decline from the second quarter 2015 was primarily due to the timing of maintenance and support renewals.

•	Backlog was $31.3 million as of September 30, 2015 compared with $33.4 million as of June 30, 2015.

•
Cash, marketable securities and restricted cash were $15.1 million as of September 30, 2015, compared to $21.8 million as of June 30, 2015, reflecting the third quarter operating loss and the impact on cash from changes in working capital primarily related to a $1.5 million customer payment that was anticipated in the third quarter but was received in the fourth quarter. Restricted cash as of September 30, 2015 consisted of $2.3 million in proceeds from the sale of the disc publishing business in July 2014. These funds were released from escrow in October 2015.

Guidance
During the balance of 2015, the Company continues to expect significant bookings and revenue growth based on a strong fourth quarter pipeline. As a result, the Company expects:

•	Annual revenue growth in 2015 of approximately 30%,

•	Gross margin in 2015 of approximately 48%, and

•	Cash and marketable securities at the end of 2015 to be approximately $14 million.

Additionally, based on revenue growth and the expense reduction program, the Company continues to anticipate that it will be cash flow breakeven during 2016.

Conference Call
The Company has scheduled a conference call and webcast to review its third quarter results today, November 5, 2015 at 4:30 p.m. Eastern Time. The dial-in number for the conference call is 877-407-8293 for domestic participants and 201-689-8349 for international participants. Investors can also access a webcast of the live conference call by linking through the investor relations section of the Qumu website, www.qumu.com. Webcasts will be archived on Qumu’s website.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s future revenue and operating performance, cash balances, future product mix or the timing of recognition of revenue; the demand for the Company’s products or software; and the success of cost reduction measures. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

About Qumu
Video is today’s document. Qumu Corporation (NASDAQ: QUMU) provides the tools businesses need to create, manage, secure, deliver and measure the success of their videos. Qumu's innovative solutions release the power in video to engage and empower employees, partners and clients. Organizations around the world realize the greatest possible value from video they create and publish using Qumu. Whatever the audience size, viewer device or network configuration, Qumu solutions are how business does video. Additional information can be found at www.qumu.com.

Investor Contact:
Peter Goepfrich, CFO
Qumu Corporation
612-638-9096

QUMU CORPORATION
Condensed Consolidated Statements of Operations
(unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Software licenses and appliances	$3,267	$2,193	$6,970	$8,103
Service	6,335	3,660	17,365	10,083
Total revenues	9,602	5,853	24,335	18,186
Cost of revenues:
Software licenses and appliances	1,057	615	1,996	2,850
Service	3,813	2,608	11,141	7,154
Total cost of revenues	4,870	3,223	13,137	10,004
Gross profit	4,732	2,630	11,198	8,182
Operating expenses:
Research and development	2,848	2,321	8,508	6,609
Selling, general and administrative	9,059	7,473	26,549	21,411
Amortization of purchased intangibles	200	157	599	470
Total operating expenses	12,107	9,951	35,656	28,490
Operating loss	(7,375)	(7,321)	(24,458)	(20,308)
Other income (expense):
Interest, net	(10)	11	21	33
Loss on currency exchange	(89)	(33)	(157)	(56)
Other, net	—	(28)	—	(38)
Total other income (expense), net	(99)	(50)	(136)	(61)
Loss before income taxes	(7,474)	(7,371)	(24,594)	(20,369)
Income tax benefit	(163)	(4,492)	(482)	(5,938)
Net loss from continuing operations	(7,311)	(2,879)	(24,112)	(14,431)
Net income (loss) from discontinued operations, net of tax	79	11,559	(10)	14,365
Net income (loss)	$(7,232)	$8,680	$(24,122)	$(66)
Net income (loss) per basic and diluted share:
Net loss from continuing operations per share	$(0.79)	$(0.33)	$(2.61)	$(1.65)
Net income (loss) from discontinued operations per share	$0.01	$1.32	$—	$1.64
Net income (loss) per share	$(0.78)	$0.99	$(2.61)	$(0.01)
Basic and diluted weighted average shares outstanding	9,288	8,780	9,233	8,743

QUMU CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

Assets	September 30, 2015	December 31, 2014
Current assets:	(unaudited)
Cash and cash equivalents	$4,029	$11,684
Marketable securities	8,754	23,486
Restricted cash	2,301	2,300
Receivables, net of allowance for doubtful accounts	8,401	10,090
Finished goods inventories	329	168
Prepaid income taxes	700	301
Prepaid expenses and other current assets	3,863	3,633
Deferred income taxes - current	64	64
Current assets from discontinued operations	—	1,026
Total current assets	28,441	52,752
Property and equipment, net of accumulated depreciation	3,147	1,899
Intangible assets, net of amortization	11,669	13,384
Goodwill	8,295	8,525
Other assets - non-current	3,861	3,617
Total assets	$55,413	$80,177
Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable and other accrued liabilities	$3,008	$3,529
Accrued compensation	2,947	6,222
Deferred revenue	9,953	9,015
Deferred income taxes - current	13	110
Income taxes payable	—	53
Financing obligations - current	279	—
Current liabilities from discontinued operations	50	448
Total current liabilities	16,250	19,377
Non-current liabilities:
Deferred revenue - non-current	1,339	1,047
Income taxes payable - non-current	9	8
Deferred tax liability - non-current	904	1,071
Financing obligations - non-current	519	—
Other non-current liabilities	1,114	401
Total non-current liabilities	3,885	2,527
Total liabilities	20,135	21,904
Stockholders’ equity:
Common stock	92	91
Additional paid-in capital	65,091	63,566
Accumulated deficit	(28,721)	(4,599)
Accumulated other comprehensive loss	(1,184)	(785)
Total stockholders’ equity	35,278	58,273
Total liabilities and stockholders’ equity	$55,413	$80,177

QUMU CORPORATION
Condensed Consolidated Statements of Cash Flows
(unaudited - in thousands)

	Nine Months Ended September 30,
	2015	2014
Cash flows used in operating activities:
Net loss	$(24,122)	$(66)
Net (income) loss from discontinued operations, net of tax	10	(14,365)
Net loss from continuing operations	(24,112)	(14,431)
Adjustments to reconcile net loss to net cash used in continuing operating activities:
Depreciation and amortization	2,292	1,411
Stock-based compensation	1,430	1,281
Loss on disposal of property and equipment	23	31
Deferred income taxes	(235)	85
Current income tax benefit resulting from income generated from discontinued operations	—	(5,888)
Changes in operating assets and liabilities:
Receivables	1,647	(4,364)
Finished goods inventories	(162)	(76)
Prepaid income taxes / income taxes payable	(407)	310
Prepaid expenses and other assets	(300)	(2,231)
Trade accounts payable and other accrued liabilities	(524)	175
Accrued compensation	(3,264)	498
Deferred revenue	1,296	2,624
Other non-current liabilities	(11)	(91)
Net cash used in continuing operating activities	(22,327)	(20,666)
Net cash provided by discontinued operating activities	665	1,483
Net cash used in operating activities	(21,662)	(19,183)
Cash flows provided by (used in) investing activities:
Purchases of marketable securities	(9,500)	(31,250)
Sales and maturities of marketable securities	24,215	14,250
Purchases of property and equipment	(530)	(760)
Proceeds from sale of property and equipment	43	—
Net cash provided by (used in) continuing investing activities	14,228	(17,760)
Net cash provided by (used in) discontinued investing activities	(1)	19,676
Net cash provided by investing activities	14,227	1,916
Cash flows provided by (used in) financing activities:
Common stock repurchases to settle employee withholding liability	(46)	(84)
Principal payments on financing obligations	(241)	—
Proceeds from employee stock plans	142	123
Net cash provided by (used in) continuing financing activities	(145)	39
Net cash used in discontinued financing activities	—	(59)
Net cash used in financing activities	(145)	(20)
Effect of exchange rate changes on cash	(75)	(90)
Net decrease in cash and cash equivalents	(7,655)	(17,377)
Cash and cash equivalents, beginning of period	11,684	37,725
Cash and cash equivalents, end of period	$4,029	$20,348

QUMU CORPORATION
Non-Cash Charges Included in Continuing Operations
(unaudited - in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Continuing Operations:
Depreciation	$269	$190	$740	$521
Amortization of intangibles
Cost of revenues	$320	$140	$953	$420
Amortization of purchased intangibles	200	157	599	470
Total amortization of intangibles	$520	$297	$1,552	$890
Equity compensation:
Cost of revenues	$40	$4	$115	$23
Research and development	39	52	201	169
Selling, general and administrative	283	441	1,114	1,089
Total equity compensation	$362	$497	$1,430	$1,281